Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114802

PROSPECTUS SUPPLEMENT NO. 10
(To Prospectus dated April 4, 2005)

43,328,933 Shares

Fieldstone Investment Corporation

Common Stock

We are a self-managed, fully integrated mortgage banking company that owns and manages a portfolio of non-conforming mortgage loans originated primarily by our mortgage origination subsidiary, Fieldstone Mortgage Company. We have elected to be taxed as a real estate investment trust for federal income tax purposes.

Our common stock trades on the NASDAQ National Market under the symbol “FICC.” On February 27, 2006, the last reported sale price of our common stock was $11.95 per share. The following table sets forth, for the first, second, third and fourth quarters of 2005 and the first quarter of 2006 (through February 27, 2006), the high and low closing sale prices for our common stock as reported on NASDAQ:

	High	Low
2005
First Quarter	$17.00	$13.96
Second Quarter	$14.58	$12.00
Third Quarter	$15.20	$11.22
Fourth Quarter	$12.41	$9.68
2006
First Quarter (through February 27, 2006)	$13.80	$11.20

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2006 and our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2006. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated April 4, 2005, Prospectus Supplement No. 1 dated May 16, 2005, Prospectus Supplement No. 2 dated July 5, 2005, Prospectus Supplement No. 3 dated August 15, 2005, Prospectus Supplement No. 4 dated October 21, 2005, Prospectus Supplement No. 5 dated November 14, 2005, Prospectus Supplement No. 6 dated November 30, 2005, Prospectus Supplement No. 7 dated December 13, 2005, Prospectus Supplement No. 8 dated January 5, 2006 and Prospectus Supplement No. 9 dated January 19, 2006 with respect to the resale of up to 43,328,933 shares of common stock by the selling stockholders named therein.

See “Risk Factors” beginning on page 11 of the Prospectus for risk factors relevant to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 28, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 16, 2006

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11000 Broken Land Parkway, Suite 600

Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 16, 2006, Fieldstone Investment Corporation (the “Company”) announced the appointment of Nayan V. Kisnadwala as Executive Vice President – Chief Financial Officer and the Company’s entering into an employment agreement with Mr. Kisnadwala (the “Employment Agreement”). Under terms of the Employment Agreement, Mr. Kisnadwala will receive a base salary of $395,000 and is eligible for an annual bonus opportunity of up to between 100% to 175% of his annual base salary, based on achieving net income targets and critical objectives, with an agreed minimum bonus for 2006 of $355,500, regardless of net income targets, if he achieves a “meets expectations” rating under his critical objectives and remains an officer of the Company in good standing through March 31, 2007. Mr. Kisnadwala will be eligible to participate in the Company’s long term incentive plans for senior managers, on terms approved by the Board, and the Company’s other employee benefits.

In connection with his appointment, Mr. Kisnadwala will receive 45,000 shares of restricted stock, with a four year vesting schedule, a non-qualified option to purchase up to 15,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on February 16, 2006 as reported on the Nasdaq National Market, with four year cliff vesting, 15,000 dividend equivalent rights, where dividends paid will accrue as “phantom stock” during a four year vesting period, and will be paid in cash after the vesting period and 7,500 performance shares, that will have a two year performance period based on return on equity criteria and a two year cliff vesting period following the award of the performance shares.

If Mr. Kisnadwala is terminated by the Company other than for cause prior to December 31, 2006, he will be entitled to receive a severance payment equal to his annual base salary. After December 31, 2006, if Mr. Kisnadwala’s employment is terminated other than for cause within one year of a change of control of the Company, Mr. Kisnadwala will be entitled to a single lump sum payment equal to two times his annual base salary. Mr. Kisnadwala’s Employment Agreement also provides that if Mr. Kisnadwala moves to the State of Maryland prior to September 31, 2006, while he is still an employee, the Company will reimburse Mr. Kisnadwala for reasonable out of pocket relocation expenses up to a total of $75,000.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 16, 2006, Fieldstone Investment Corporation announced the appointment of Mr. Kisnadwala as Executive Vice President – Chief Financial Officer. Before joining Fieldstone, Mr. Kisnadwala, age 45, was the Senior Executive Vice President and Chief Financial Officer of the Consumer Finance and Business Lending Division, which included the mortgage business, of MBNA from July 2004 until January 2006. Prior to his tenure at MBNA, Mr. Kisnadwala held the position of Chief Financial Officer at American Express (i) in its Global Operations from February 2004 until June 2004, (ii) in its Japan/Asia Pacific/Australia region and then its Europe region for the Consumer Card and Financial Services Business from December 1999 until January 2004 and (iii) in its International Establishment Services Group from June 1998 until November 1999. Prior to these positions, he held positions in Risk Management and Finance at Citicorp, Card Establishment Services and First Data from 1986 to 1998. Mr. Kisnadwala

2

received a B. Com. in Accounting from Bombay University and an MBA in Finance from New York University. He has also earned the professional designations of Chartered Accountant and CFA.

Mr. Kisnadwala has assumed the position of principal financial officer and principal accounting officer, which was previously held by Teresa McDermott, Senior Vice President – Controller, who was serving in these capacities on an interim basis pending the Company’s hiring of a Chief Financial Officer.

See Item 1.01 above, incorporated herein by reference, for a description of Mr. Kisnadwala’s Employment Agreement.

A copy of the press release dated February 16, 2006, announcing the appointment of Mr. Kisnadwala is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

10.1	Employment Offer letter by and between Mr. Nayan V. Kisnadwala and Fieldstone Investment Corporation dated February 14, 2006.
99.1	Press release announcing appointment of Chief Financial Officer

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: February 16, 2006	By:	/s/ Michael J. Sonnenfeld
President and Chief Executive Officer

4

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Employment Offer letter by and between Mr. Nayan V. Kisnadwala and Fieldstone Investment Corporation dated February 14, 2006.
99.1	Press release announcing appointment of Chief Financial Officer

5

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 21, 2006

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11000 Broken Land Parkway, Suite 600

Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Executive Compensation

On February 21, 2006, the Compensation Committee (“Compensation Committee”) of the Board of Directors of Fieldstone Investment Corporation (“Fieldstone”) took certain actions which resulted in the grant, creation or supplement to the following compensatory arrangements with executive officers of Fieldstone who are named in the executive compensation disclosure of the registrant’s 2005 Definitive Proxy statement (the “2004 Named Executive Officers”):

2006 Salary

The Compensation Committee approved the salary of the President and Chief Executive Officer for 2006. The Compensation Committee had previously approved the 2006 salaries for the other 2004 Named Executive Officers on December 14, 2005. Annual salary rates for 2006 for the 2004 Named Executive Officers are: Michael Sonnenfeld, President and Chief Executive Officer, $427,000; Walter Buczynski, Executive Vice President-Secondary, $330,800; John Kendall, Senior Vice President-Investment Portfolio, $275,700; and John Camp, Senior Vice President-Chief Information Officer, $220,500. The 2006 annual salaries are filed as Exhibit 10.1 to this Form 8-K.

2006 Bonus Criteria

The Compensation Committee also established target payouts and performance criteria for 2006 annual cash bonuses under Fieldstone’s Executive Incentive Compensation Plan for 2006. For the 2004 Named Executive Officers target bonuses were established ranging from 175 to 200%. The primary criterion for determining final bonuses will be based on net income targets and performance criteria for 2006 including Sarbanes-Oxley initiatives, expenses as compared to plan and other business performance criteria.

2006 Long Term Incentive Awards

Dividend Equivalent Rights

The Compensation Committee approved a specimen award agreement for awards of dividend equivalent rights, which are granted under the 2004 Fieldstone Investment Corporation Equity Incentive Plan (the “2004 Plan”).  The award of dividend equivalent rights is limited to executive officers and select other Fieldstone officers and employees and will generally be awarded in tandem with a grant of non qualified options to that executive officer or employee. The dividend equivalent rights will vest over a four-year period and are contingent on continued employment with Fieldstone. Until the end of the vesting period, on each dividend payment date, the dividends payable on the dividend equivalent rights are deemed invested in phantom shares of Fieldstone’s common stock at the closing price of the stock on the dividend payment date. The phantom shares also will be credited with dividend equivalent rights at the same time and in the same amount as cash dividends are paid on Fieldstone’s common stock. The total value of dividend equivalents will be paid in cash at the time the dividend equivalent rights vest. A copy of the form of Dividend Equivalent Rights Award Agreement is filed with this Form 8-K as Exhibit 10.2 and is incorporated herein by reference. The Compensation Committee granted the following dividend equivalent rights (“DERS”) to the 2004 Named Executive Officers: Michael Sonnenfeld, 30,000 DERS; Walter Buczynski, 10,000 DERS; John Kendall 10,000 DERS; and John Camp, 10,000 DERS.

Performance Shares

The Compensation Committee granted the following performance shares to the 2004 Named Executive Officers: Michael Sonnenfeld, 18,000 shares; Walter Buczynski, 5,000 shares; John Kendall 5,000 shares; and John Camp, 5,000 shares. The performance shares were awarded in accordance with the Amended and Restated Parameters of Awards of Stock Options and Restricted Shares, which is filed with this Form 8-K as Exhibit 10.3 and the form of performance share award agreement, as previously filed with the Securities and Exchange Commission (the “Commission”).

Non qualified options

The Compensation Committee granted the following non qualified options to the 2004 Named Executive Officers:  Michael Sonnenfeld, an option to purchase 30,000 shares; Walter Buczynski, an option to purchase 10,000 shares; John Kendall, an option to purchase 10,000 shares; and John Camp, an option to purchase 10,000 shares. The exercise price for each of the options was $11.60, the closing price of a share of Fieldstone’s common stock as reported on The Nasdaq National Market on February 21, 2006. The non qualified options were awarded in accordance with the Amended and Restated Parameters of Awards of Stock Options and Restricted Shares, filed herewith, and the form of non qualified option award agreement, as previously filed with the Commission.

Amendment No. 2 to Second Master Repurchase Agreement

On February 22, 2006, Fieldstone entered into Amendment No. 2 to Second Master Repurchase Agreement among Credit Suisse First Boston Mortgage Capital LLC (“Credit Suisse”), Fieldstone, and Fieldstone Mortgage Company (the “Amendment”). The Amendment amended the Second Amended and Restated Master Repurchase Agreement, dated as of March 31, 2005, as amended, to extend the termination date from February 23, 2006 to April 30, 2006. Fieldstone is currently discussing with Credit Suisse the terms and conditions of an amended and restated master repurchase agreement.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On February 21, 2006, the Board of Directors granted a waiver for James Hagan, Jr., who is the Executive Vice President-Production of Fieldstone Mortgage Company, which is Fieldstone’s mortgage origination subsidiary, and an executive officer of Fieldstone as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended, with respect to Corporate Policy CBC-4 “Conflicts of Interest” of Fieldstone’s Code of Business Conduct and Ethics. Under this policy, a conflict of interest will occur if an employee or any other person having a close personal relationship with such employee works with and is in a direct reporting relationship with the employee. Mr. Hagan’s two stepsons and brother-in-law are employees of Fieldstone Mortgage Company, and work with and are in a direct reporting relationship with Mr. Hagan.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description
10.1	Summary of the 2004 Named Executive Officers’ 2006 Annual Base Salaries
10.2	Form of Dividend Equivalent Rights Award Agreement
10.3	Amended and Restated Parameters of Awards of Stock Options and Restricted Shares
10.4

Amendment No. 2 to Second Master Repurchase Agreement among Credit Suisse First Boston Mortgage Capital LLC, as Buyer, and Fieldstone Mortgage Company and Fieldstone Investment Corporation, as Sellers, dated February 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: February 27, 2006	By:	/s/ Michael J. Sonnenfeld
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Summary of the 2004 Named Executive Officers’ 2006 Annual Base Salaries
10.2	Form of Dividend Equivalent Rights Award Agreement
10.3	Amended and Restated Parameters of Awards of Stock Options and Restricted Shares
10.4

Amendment No. 2 to Second Master Repurchase Agreement among Credit Suisse First Boston Mortgage Capital LLC, as Buyer, and Fieldstone Mortgage Company and Fieldstone Investment Corporation, as Sellers, dated February 22, 2006.

FIELDSTONE INVESTMENT CORPORATION

43,328,933 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 10

February 28, 2006